Exhibit 99.1

For further information, contact John W. Hayden Senior Vice President – Controller and Investor Relations (636) 736-7000

FOR IMMEDIATE RELEASE

REINSURANCE GROUP OF AMERICA

ANNOUNCES PRICING OF SUBORDINATED DEBENTURES

ST. LOUIS, August 14, 2012 – Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it has priced an aggregate principal amount of $400 million of 6.20 percent fixed-to-floating rate subordinated debentures due 2042 pursuant to a public offering. RGA expects to use the net proceeds from the offering for general corporate purposes.

Barclays Capital Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as the joint book-running managers.

The debentures have a 30-year final maturity, an issue price of 100 percent and feature a fixed rate coupon of 6.20 percent, payable quarterly in arrears commencing on December 15, 2012, to and including September 15, 2022. Commencing on September 15, 2022, to the maturity date unless redeemed or repaid earlier, the debentures will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 4.37 percent payable quarterly in arrears. RGA expects to close the offering on August 21, 2012, subject to customary closing conditions.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the debentures in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering is being made solely by means of a prospectus and prospectus supplement.

Copies of the prospectus and prospectus supplement relating to the debentures may be obtained by contacting Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (877) 603-5847 or e-mail a request to barclaysprospectus@broadridge.com, or from UBS Securities at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist or (877) 827-6444, ext. 561 3884, or from Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, Toll-Free: 1-800-326-5897 or via email at cmclientsupport@wellsfargo.com. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about RGA and this offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or by contacting the underwriters with your request.

About Reinsurance Group of America

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.8 trillion of life reinsurance in force, and assets of $38.3 billion.

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